EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 23, 2015—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2014.

Net income for the three months ended December 31, 2014 was $1.662 million, or $0.34 per share-basic and diluted, down from $2.122 million, or $0.41 per share-basic and diluted for the same quarter in 2013. Net interest income for the fourth quarter of 2014, after the provision for loan losses for the quarter, was $6.737 million, approximately 1.6% lower than the same period in 2013, due to a decrease in interest income offset by a decrease in interest expense and a decrease in the provision for loan losses. The provision for loan losses for the three months ended December 31, 2014 was $145 thousand compared to $375 thousand for the same period in 2013. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 3.48% in the fourth quarter of 2014 from 3.65% in the same period in 2013 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income decreased in the fourth quarter of 2014 by $183 thousand, or 9.0%, while non-interest expenses increased $297 thousand, or 4.8%, compared to the same period in 2013. The decrease in non-interest income was due primarily to the decrease in deposit account service charges, overdraft fees and income from bank owned life insurance during quarter. Non-interest expenses increased mainly due to an increase in occupancy expense caused by additional depreciation on new equipment and an increase in banking equipment related service costs.

Net income for the twelve months ended December 31, 2014 increased 4.2% to $7.450 million, or $1.53 per share-basic and diluted, from $7.150 million, or $1.47 per share-basic and diluted, for the twelve months ended December 31, 2013. Net interest income for the twelve months ended December 31, 2014, after the provision for loan losses, increased 6.2% to $27.439 million from $25.831 million for the same period in 2013. Net interest margin for the twelve months ended December 31, 2014, increased to 3.65% in 2014 from 3.59% in the same period in 2013. The provision for loan losses for the twelve months ended December 31, 2014 was $923 thousand compared to the provision of $2.204 million in 2013. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions.

Non-interest income increased by $347 thousand, or 4.4%, and non-interest expense increased by $1.597 million, or 6.5%, for the twelve months ended December 31, 2014 when compared to the same period in 2013. The increase in non-interest income was due primarily to death benefits from bank owned life insurance policies that were received as a result of the death of an insured bank officer and increased service charges and fees offset partially by a decrease in the gains on the sale of investment securities. Non-interest expense increased primarily due to increased write-downs on other real estate, an increase in regulatory and compliance costs, an increase in banking equipment related service costs and an increase in office supply costs.

Total assets as of December 31, 2014 increased to $921.061 million, up $47.992 million, or 5.5%, when compared to December 31, 2013. Deposits increased by $41.464 million, or 6.3%, and loans, net of unearned income, decreased by $1.223 million, or 0.3%, when compared to December 31, 2013. The decrease in loans, net of unearned income, was due to repayments in excess of new loans. Non-performing assets decreased by $3.088 million to $16.786 million at December 31, 2014 as compared to December 31, 2013, because of decreases in loans 90 days or more past due and still accruing interest, other real estate owned and in non-accrual loans.

During 2014, the Company paid dividends totaling $0.89 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months		Twelve Months
	Ending December 31,		Ending December 31,
	2014	2013	2014	2013
Interest income and fees	$7,679	$8,059	$31,380	$32,116
Interest expense	797	838	3,018	4,081

Net interest income	6,882	7,221	28,362	28,035
Provision for loan losses	145	375	923	2,204

Net interest income after provision for loan losses	6,737	6,846	27,439	25,831
Non-interest income	1,840	2,023	8,163	7,816
Non-interest expense	6,470	6,173	26,324	24,727

Net income before taxes	2,107	2,696	9,278	8,920
Income taxes	445	574	1,828	1,770

Net income	$1,662	$2,122	$7,450	$7,150

Earnings per share—basic	$0.34	$0.41	$1.53	$1.47

Earnings per share—diluted	$0.34	$0.41	$1.53	$1.47

Dividends Paid	$0.23	$0.22	$0.89	$0.88

Average shares outstanding-basic	4,870,114	4,870,114	4,870,114	4,868,089
Average shares outstanding-diluted	4,871,012	4,870,293	4,870,749	4,869,593

			As of December 31, 2014	As of December 31, 2013
Period End Balance Sheet Data:
Total assets			$921,061	$873,069
Total earning assets			833,845	784,592
Loans, net of unearned income			390,960	392,183
Allowance for loan losses			6,542	8,077
Total deposits			696,094	654,630
Long-term borrowings			20,000	33,626
Shareholders’ equity			81,858	66,266
Book value per share			$16.78	$13.61

Period End Average Balance Sheet Data:
Total assets	$884,688	$882,285
Total earning assets	798,432	801,549
Loans, net of unearned income	389,720	371,200
Total deposits	684,134	650,931
Long-term borrowings	35,593	58,192
Shareholders’ equity	73,219	79,458
Period End Non-performing Assets:
Non-accrual loans	11,854	13,592
Loans 90+ days past due and accruing	880	2,085
Other real estate owned	4,052	4,197

	As of December 31, 2014	As of December 31, 2013
Period End Net charge-offs as a percentage of average net loans	0.63%	0.29%
Period End Performance Ratios:
Return on average assets(1)	0.84%	0.81%
Return on average equity(1)	10.17%	9.00%
Period Ending Net Interest
Margin (tax equivalent)(1)	3.60%	3.59%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com